UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2019 (January 9, 2019)

Smith Micro Software, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-35525	33-0029027
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Columbia Aliso Viejo, CA	92656
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 362-5800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 9, 2019, Smith Micro Software, Inc. (the “Company”) completed its previously announced acquisition of substantially all the assets, and certain specified liabilities, of the Smart Retail Division of ISM Connect, LLC (“ISM”), a Nevada limited liability company. The acquisition was completed pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of December 17, 2018 (the “Purchase Agreement”) by and between the Company and ISM.

Pursuant to the terms of the Purchase Agreement, the Company paid an aggregate purchase price consisting of (i) Four Million Dollars ($4,000,000.00) in cash, less Twenty-Five Thousand Seven Hundred Fifty-Five Dollars ($25,755) to offset specified Assumed Liabilities, (ii) Four Million Eight Hundred Eighty-Seven Thousand Five Hundred Dollars ($4,887,500.00) in value of the Company’s common stock based on the Closing Share Price as defined in the Purchase Agreement, totaling 2,294,601 shares of common stock (the “Initial Shares”), and (iii) Eight Hundred Sixty-Two Thousand Five Hundred Dollars ($862,500.00) in value of the Company’s common stock based on the Closing Share Price as defined in the Purchase Agreement, totaling 404,930 shares of common stock (the “Escrow Shares”), to be held in escrow pursuant to an Escrow Agreement executed by and among the Company, ISM and Computershare Trust Company, N.A., as escrow agent (the “Escrow Agreement”). The number of Initial Shares and Escrow Shares was determined based on the average closing price of the Company’s common stock as reflected on Nasdaq.com for the twenty (20) trading days prior to the date of the Purchase Agreement, rounded to the nearest whole cent.

The Company has agreed to register the Initial Shares and Escrow Shares for resale with the Securities and Exchange Commission pursuant to customary registration rights. The Purchase Agreement contains customary representations, warranties, covenants and indemnities by the parties.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2018 and is incorporated herein by reference.

The Purchase Agreement governs the contractual rights between the parties in relation to the purchase and sale of the assets. The Purchase Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on December 18, 2018 to provide information regarding the terms thereof and is not intended to provide, modify or supplement any information about the Company, ISM or any of their respective subsidiaries or affiliates, or their respective businesses. In particular, the Purchase Agreement is not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or ISM. The representations and warranties contained in the Purchase Agreement have been negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to contractual standards of materiality that may be different from those generally applicable under the securities laws. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Purchase Agreement, the Company issued an aggregate of 2,699,531 shares of its common stock to ISM as consideration in the acquisition, with 404,930 of such shares being held in escrow pursuant to the terms of the Escrow Agreement.  Such shares were issued pursuant to exemptions from registration provided by Section 4(a)(2) and/or the private offering safe harbor provisions of Regulation D of the Securities Act of 1933, as amended, based on the following factors: (i) the number of offerees, (ii) the absence of general solicitation, (iii) investment representations obtained from ISM, including with respect to its status as an accredited investor, (iv) the provision of appropriate disclosure, and (v) the placement of restrictive legends on the certificates or book-entry notations reflecting the securities.

Item 7.01 Other Events.

On January 9, 2019, the Company issued a press release announcing the acquisition, which is furnished as Exhibit 99.1 hereto. The information in Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits.

(a)Financial Statements of Business Acquired.

The Company undertakes to file the financial statements required by this Item 9.01(a) by amendment not later than 71 days after the date this Form 8-K was due to be filed.

(b)Pro Forma Financial Statements.

The Company undertakes to file the pro forma financial information required by this Item 9.01(b) by amendment not later than 71 days after the date this Form 8-K was due to be filed.

(d)Exhibits.

Exhibit	Description
2.1

Asset Purchase Agreement between the Company and ISM, dated December 17, 2018 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 18, 2018)*

99.1	Press Release dated January 9, 2019

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Smith Micro Software, Inc.

Date: January 11, 2019	By:	/s/ Timothy C. Huffmyer
Timothy C. Huffmyer
Vice President and Chief Financial Officer